Exhibit 10.2

AMENDMENT TO THE
CAPSTONE TURBINE CORPORATION
RESTRICTED STOCK PURCHASE AGREEMENT

     THIS AMENDMENT to the Agreement for the purchase of stock between Capstone Turbine Corporation (the “Company”) and John Tucker (“Purchaser”), dated August 4, 2003, is made on this ___day of February, 2005.

RECITALS:

     WHEREAS, the Company granted to Purchaser on August 4, 2003 an award of its common stock subject to the terms and restrictions stated in the Agreement, including terms for the payment of a purchase for such common stock; and

     WHEREAS, the Company and Purchaser desire to clarify and correct the terms that are stated in the Agreement for vesting of the restricted stock shares subject thereto in the event of a change in control of the Company;

     NOW, THEREFORE, the Agreement is hereby amended by restating Section 4 in the manner set forth below, as authorized by the board of directors of the Company to be effective January 31, 2005:

     4. VESTING.

     The Shares shall vest and be released from the Company’s Repurchase Option (as hereinafter defined) in accordance with the following provisions:

     (a) 25% of the Shares (rounded down to the next whole number of shares) shall vest one year after the “Vesting Commencement Date” (as defined below), and 1/48th of the Shares (rounded down to the next whole number of shares) shall vest each month thereafter on the date corresponding to the Vesting Commencement Date, so that all of the Shares shall be vested on the 48th month anniversary of the Vesting Commencement Date, subject to, with respect to each vesting date, Purchaser continuing to be either an Employee or a Consultant of the Company on such vesting date.

     (b) Vesting under this Section shall cease in the event that Purchaser ceases to be either an Employee or a Consultant; provided, however, that if Purchaser is terminated by the Company other than for Cause (as such term is defined in the Company’s Amended and Restated 2000 Equity Incentive Plan) prior to the one-year anniversary of the Vesting Commencement Date, 1/48th of the Shares (rounded down to the next whole number of shares) shall be deemed to have vested on the one-month anniversary of the Vesting Commencement Date and on each monthly anniversary thereafter until the date of such termination. At such times, the repurchase provisions of Section 5 hereof shall apply to all Shares that are Unvested Shares as of the date of such termination.

     (c) The Vesting Commencement Date shall be August 1, 2003.

     (d) Notwithstanding anything herein to the contrary, in the event of an “Acquisition” of the Company, as defined in the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, the vesting of the Shares shall be governed by the terms of such plan relating to an Acquisition.

     IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment pursuant to authorization from the Company and the Purchaser has set his hand hereto on the date first written above.

CAPSTONE TURBINE CORPORATION

By:

John Tucker

Its:

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